Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Teva Pharmaceutical Industries Ltd. of our reports dated February 17, 2003, relating to the consolidated financial statements of Teva Pharmaceutical Industries Ltd. and related Schedule II—Valuation and Qualifying Accounts, which appear in Teva Pharmaceutical Industries Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/S/ KESSELMAN & KESSELMAN
Kesselman & Kesselman
Certified Public Accountants (Isr.)

Tel-Aviv, Israel

November 26, 2003